Exhibit 10.86

June 12, 2015

Frederic Argir

339 East Shore Road

Greenwood Lake, NY 10925

Dear Fred,

It is my pleasure to confirm our offer of employment to join Barnes & Noble, Inc. The following represents the key elements of our offer:

Position:	Vice President, Chief Digital Officer

Reports to:	Jaime Carey — Chief Merchandising Officer

Start date:	July 27, 2015

Base salary:	$500,000 per annum

Incentive Compensation:	Eligible to participate in our Incentive Compensation Plan. The target level annual bonus payment for your position is 60% of your base salary. Payments under the plan are based upon achievement of measurable objectives as defined by the Company each fiscal year. The fiscal year period is defined as May 1st to April 30th. First year bonus guaranteed.

Equity:	On the first business day of the month following the month in which your employment with the Company commences, you shall be granted 50,000 Restricted Stock Units of the Company in accordance with the Company’s Amended and Restated 2009 Incentive Plan vesting over three years in three equal annual installments.

Special Payment:	You will be paid a one-time payment of $250,000 (less withholding) on the first payroll period following your start date if you voluntarily resign or are terminated for Cause (as defined below) within (12) months of your hire date, you agree to reimburse the Company this Special Payment.

401(k) Savings Plan:	Eligible to contribute and to receive company matching contributions after completing 1,000 hours in a year (i.e., after approximately six months of continuous full-time service).

Benefits:	Eligible to participate in the Barnes & Noble health and welfare programs offered after sixty (60) days of continuous employment. Plan details to follow, upon acceptance of offer of employment.

Vacation:	4 weeks annually

Deferred Compensation:	Eligible to participate in executive tax deferred savings plan immediately upon hire.

Temporary Housing:	The Company will provide temporary housing for two months.

Barnes & Nobles, Inc. 122 Fifth Avenue, New York NY 10011    212.633.3300

Severance Benefits:	Should your employment terminate for any reason other than your voluntary termination or for “Cause” as defined below, you will receive a severance package that will be equal to one (1) year of base salary, payable in bi-weekly installments, less applicable taxes and withholdings.

You understand and agree that any severance benefits provided by the Company are contingent on your executing a General Release in exchange for severance benefits at the time the severance benefits are offered.

For purposes of this letter, “Cause” means (A) your engaging in misconduct or gross negligence which is injurious to Company; (B) your indictment or conviction by a court of competent jurisdiction with respect to any felony or other crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional constants, such as attorneys and accountants), or your entry of a plea of nolo contendere with respect to any felony involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants); (C) any gross negligence, intentional acts or intentional omissions by you, as determined by the Company in connection with the performance of the duties and responsibilities of your employment hereunder; (D) engaging in any act of misconduct or moral turpitude, as determined by the Company; (E) abuse of or dependency on alcohol or drugs (illicit or otherwise) which adversely affects job performance; (F) failure or refusal by you to properly perform (as determined by the Company in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by the Company in its reasonable discretion and judgment) any lawful direction by the Company; or (G) breach of this Agreement or of any other duty to, written policy of, or agreement with the Company.

You have represented, and hereby confirm, that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of Barnes & Noble, Inc. may be subject to any restrictions, including without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

This offer is contingent upon verification of your identity and your ability to legally work for Barnes & Noble com in the United States. In addition, this offer is contingent upon satisfactory references and verification of your employment record, academic credentials and any certifications represented on your employment application and/or resume.

If you wish to accept this offer of employment as set forth above, please sign and return the enclosed confidentiality agreement along with an original signed copy of your offer letter. If you have any questions, please call me at your convenience at 212-633-3280.

Fred, we are delighted with your interest in the Company and eager to have you join B&N. The challenge, opportunity, and rewards that lie ahead for the Company are unique and incredibly exciting. I look forward to hearing from you after you have had a chance to review this offer.

Sincerely,

Michelle Smith
Vice President, Human Resources

MS/kmm

Agreed and Accepted:

06.25.15

Frederic Argir	Date

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